Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of July 17, 2012 (“Effective Date”) is between Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Purdue Pharma L.P. (the “Purchaser”) and, solely with respect to Sections 4 through 10 herein, Beacon Company (“Beacon”) and Rosebay Medical Company L.P. (“Rosebay” and, together with the Purchaser and Beacon, the “BRP Entities”).

BACKGROUND

WHEREAS, the Company desires to issue and sell, and the Purchaser desires to purchase, shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to the terms and conditions set forth herein.

WHEREAS, capitalized terms not defined above or elsewhere in this Agreement have the respective meanings assigned to such terms in Section 9.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Issuance of New Shares; Closing; Obligations on Effective Date. The Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at an aggregate purchase price of $78,540,191.21 (the “Purchase Price”), 5,416,565 shares of Common Stock (the “New Shares”). The closing of the sale (the “Closing”) shall take place at 10:00 a.m., Boston time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (or remotely via the exchange of signatures and documents) on the third Business Day following the first date on which each of the conditions precedent to Closing set forth in Section 7 have been satisfied or waived or at such other, place, time and date as the Company and the Purchaser shall agree (the “Closing Date”). On the Effective Date,

(i) the Company shall deliver to the Purchaser the Disclosure Schedule;

(ii) the Company and Mundipharma International Corporation Limited shall execute and deliver the MICL Termination Agreement; and

(iii) the Company and Purdue shall execute and deliver the Purdue Termination Agreement.

2. Representations and Warranties of the Company. Except as disclosed by the Company in a written Disclosure Schedule provided by the Company to the Purchaser (the “Disclosure Schedule”), which Disclosure Schedules shall be deemed a part hereof, the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 2 are complete and accurate as of the date of this Agreement (or such other date as is specified below). The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(a) Corporate Organization; Subsidiary. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Subsidiary is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole. The Subsidiary has the requisite power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Certificate of Incorporation of the Company (the “Company Charter”) and the Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws of the Subsidiary, each as amended to date and currently in full force and effect.

(b) Corporate Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, the issuance and sale by the Company of the New Shares and the performance by the Company of the other transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions so contemplated herein. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c) No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (A) require approval by the stockholders of the Company, (B) will result in a violation or breach of the Company Charter or the Company Bylaws or the charter or bylaws of the Company’s Subsidiary or (C) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, mortgage, charge, encumbrance or security interest of any kind (a “Lien”) upon any of the properties or assets of the Company or its Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement to which the Company or its Subsidiary is a party (each a “Contract”), except, in the case of clause (C), for violations, breaches, defaults, rights of termination, revocations, cancellations or accelerations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

(ii) Except for filings or consents as may be required under, and other applicable requirements of, (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) applicable securities laws and (C) Nasdaq Marketplace Rule 5250(e)(2), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state, local or foreign (a “Governmental Entity”), is required with respect to the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole).

(d) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which an aggregate of 27,269,697 shares of Common Stock were issued and outstanding as of the close of business on June 30, 2012, and (ii) 1,000,000 shares of preferred stock, $.001 par value per share, of which none were issued and outstanding as of the close of business on June 30, 2012 2012. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of June 30, 2012, the Company had outstanding (i) stock options to purchase 7,662,752 shares of Common Stock and 3,606,046 shares of Common Stock are reserved for future issuance pursuant to the Company’s stock incentive plans and (ii) 3,170,086 warrants that are exercisable for shares of Common Stock. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company and, except as set forth in this paragraph (d), no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company.

(e) Subsidiary. All of the outstanding shares of capital stock of the Subsidiary are owned by the Company free and clear of all Liens.

(f) SEC Filings; Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 2011 (the “Company SEC Documents”). As of its filing date, each Company SEC Document, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(g) Absence of Certain Events and Changes. Since the date of filing of the Company’s Current Report on Form 10-Q for the quarter ended March 31, 2012 with the SEC, and except as set forth on any Company SEC Documents filed on or after such date (i) the Company and its Subsidiary have conducted their respective businesses in the ordinary course consistent with past practice, (ii) there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, (iii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iv) the Company has not altered its method of accounting, (v) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (vi) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or stock plans. The Company does not have pending before the SEC any request for confidential treatment of information.

(h) Compliance with Applicable Law. Each of the Company and its Subsidiary is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to its respective business, and neither the Company nor its Subsidiary has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. Each of the Company and its Subsidiary has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. All such Permits are in full force and effect and to the Knowledge of the Company, the Company and its Subsidiary are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

(i) Litigation. There are no civil, criminal or administrative actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiary that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. There are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity naming the Company or its Subsidiary that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

(j) Contracts.

(i) The Company has filed as exhibits to the Company SEC Documents all material agreements required to be filed under the rules and regulations of the SEC (the “Material Contracts”). A list of the Material Contracts is set forth on Schedule 2(j).

(ii) All Material Contracts are valid, binding and in full force and effect and enforceable against the Company or the Subsidiary, as the case may be, except to the extent that any failure to be enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreement. There does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Company or its Subsidiary or, to the Knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

(k) Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, (i) the Company and its Subsidiary are in compliance with all applicable Environmental Laws (as defined below), (ii) the Company and its Subsidiary have all Permits required under Environmental Laws for the operation of their respective businesses as presently conducted (“Environmental Permits”), (iii) neither the Company nor its Subsidiary has received notice from any Governmental Entity asserting that either the Company or its Subsidiary may be in violation of, or liable under, any Environmental Law, and (iv) there are no actions, proceedings or claims pending (or, to the Knowledge of the Company threatened) against the Company or its Subsidiary seeking to impose any liability under any Environmental Law or on Environmental Permits or with respect to any Hazardous Substances (as defined below). The representations and warranties in this Section 2(k) are the Company’s only representations and warranties in this Agreement concerning environmental matters.

For the purposes of this Agreement, “Environmental Law” means any applicable federal, state, local or foreign law, statute, regulation or decree directly relating to (x) the protection of the environment or (y) the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case, as in effect on the Effective Date. “Hazardous Substance” means any waste, substance, material, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental law.

(l) Status of New Shares. The New Shares being issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company, and at the Closing, such New Shares (i) will have been validly issued and will be fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided in this Agreement, and (ii) will not be subject to any claims by the Company or any other Person that the Purchaser is an “acquiring person” under any shareholder rights plan, including the Rights Agreement or similar plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving New Shares under this Agreement. The issuance of such New Shares will not be subject to preemptive rights of any other shareholder of the Company. The New Shares will be listed on Nasdaq when issued in accordance with the terms of this Agreement. As of the Closing, the Company will have reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

(m) Intellectual Property. The Company Intellectual Property is owned free from any Liens (other than Permitted Liens). All material Intellectual Property Licenses are in full force and effect, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws). To the Knowledge of the Company, all Company Intellectual Property is valid and enforceable and all intellectual property that is the subject of such Intellectual Property is valid and enforceable. Neither the Company nor its Subsidiary has received written notice from any third party that the development or commercialization of the Company’s or its Subsidiary’s products or product candidates infringes or misappropriates the rights of any third party in respect of any Intellectual Property owned by such third party. To the Knowledge of the Company, none of the Company Intellectual Property is being infringed or misappropriated by any third party. There is no written claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company or its Subsidiary in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License. “Company Intellectual Property” means the Intellectual Property and Intellectual Property Licenses that are owned by the Company or its Subsidiary.

(n) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement as a result of any actions taken by the Company or its Subsidiary.

(o) Taxes. Each of the Company and the Subsidiary has timely filed with the appropriate tax authorities all tax returns required to be filed by or on behalf of the Company or the Subsidiary or any predecessor corporation of either of them, or any consolidated, combined or unitary group of which the Company is or has ever been a member (but only with respect to taxable periods during which the Company has been a member thereof) in all jurisdictions in which such tax returns are or were required to be filed. All such filings are true, complete and correct in all material respects. The Company and the Subsidiary have timely paid all taxes, including penalties and interest, assessments, withholding taxes, fees and other charges for which the Company or the Subsidiary is liable other than (i) those taxes being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles, and (ii) those taxes not yet due and payable. To the Knowledge of the

Company, the Company has no tax deficiency which has been asserted or threatened against the Company or the Subsidiary. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the Knowledge of the Company or the Subsidiary, threatened by any authority regarding any taxes relating to the Company or the Subsidiary. Neither the Company nor the Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or the Subsidiary, or, to the Knowledge of the Company or its Subsidiary, aware of any circumstances that would cause the taxable years or other taxable periods of the Company or the Subsidiary not to be subject to the normally applicable statute of limitations. Neither the Company nor the Subsidiary is a party to or is bound by any tax indemnity agreement, tax sharing agreement or tax allocation agreement.

(p) Insurance. The Company and the Subsidiary are insured by insurers of recognized financial responsibility against losses and risks and in amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged. The Company’s insurance contracts are in effect in accordance with their respective terms. Neither the Company nor the Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Subsidiary’s respective lines of business.

(q) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiary, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(r) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and sale of the New Shares by the Company to the Purchaser as contemplated hereby. Subject to the requirement that the Company file, no later than 10 days after the Closing, a “Notification Form: Change in the Number of Shares Outstanding” in accordance with Marketplace Rule 5250(e)(2).

(s) Investment Company. The Company is not, and immediately after receipt of payment for the New Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(u) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the Effective Date, received notice from Nasdaq to the effect that the Company is not in compliance with the listing or maintenance requirements of Nasdaq. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(v) Disclosure. All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedule to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(w) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the New Shares to be integrated with prior offerings by the Company for purposes of the Securities Act, which would require the registration of any such securities under the Securities Act or under the rules and regulations of Nasdaq on which any of the securities of the Company are listed or designated, if such integration would cause this Agreement or the transactions contemplated herein to require shareholder approval.

(x) Solvency. Based on the consolidated financial condition of the Company and the Subsidiary as of the Closing after giving effect to the receipt by the Company of the proceeds from the sale of the New Shares hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other known liabilities (including known contingent liabilities) as they mature; and (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof. The Company has no present intention to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). To the Knowledge of the Company, there are no facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction from the Effective Date until the one year anniversary of the Closing Date. Schedule 2(x) sets forth all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or the Subsidiary has commitments. Neither the Company nor the Subsidiary is in default with respect to any Indebtedness.

(y) Form S-3 Eligibility. The Company is eligible to register the resale of the New Shares for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

(z) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the New Shares by any form of general solicitation or general advertising. The Company has offered the New Shares only to the Purchaser.

(aa) Foreign Corrupt Practices. Neither the Company, nor to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(bb) Transactions With Affiliates. None of the officers or directors of the Company is presently a party to any transaction with the Company or the Subsidiary (other than for services as officers or directors), which would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act, which has not been so disclosed.

(cc) Labor Relations. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

(dd) Title to Assets. Neither the Company nor the Subsidiary owns any real property. The Company and the Subsidiary have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiary, in each case free and clear of all Liens, except for Permitted Liens. Any real property and facilities held under lease by the Company and the Subsidiary are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiary are in compliance, except as could not have or reasonably be expected to result in a Material Adverse Effect.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

(a) Organization. Purchaser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to conduct its business as now being conducted.

(b) Authority. Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All necessary action required to have been taken by or on behalf of Purchaser by applicable law or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate such transaction. This Agreement is valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c) Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any Lien upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Entity pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound, except for filings after the Closing under Section 13(d) of the Exchange Act and filings under the HSR Act.

(d) Acquisition for Investment. Immediately following the Closing, Purchaser, in a series of successive transfers, is transferring half of the New Shares to each of its ultimate parents, Beacon and Rosebay. Purchaser (i) is acquiring the New Shares for BRP Entity’s account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of the New Shares, (ii) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (iii) has carefully reviewed the representations concerning the Company and the Subsidiary contained in this Agreement and has made detailed inquiry concerning the Company and the Subsidiary, their respective business and their respective personnel, and (iv) has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

(e) General Solicitation. Purchaser is not purchasing the New Shares as a result of any advertisement, article, notice or other communication regarding the New Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement as a result of any actions taken by Purchaser.

4. Registration Rights.

4.1 Registration of the Shares. The Company shall file with the SEC, within 30 days following the Closing Date, a Registration Statement covering the resale to the public by the BRP Entities of the New Shares. The Company shall use commercially reasonable efforts to cause the Registration Statement covering the New Shares to be declared effective by the SEC (collectively, the “Registrable Shares”) within 90 days after the filing thereof. The Company shall cause such Registration Statement to remain effective under the Securities Act until all Registrable Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144. The Company shall promptly, and in no event in more than two (2) Business Days, notify the BRP Entities of the effectiveness of such Registration Statement after the Company confirms effectiveness with the SEC. In connection with the Company’s preparation and filing of the Registration Statement, the BRP Entities holding the New Shares shall deliver to the Company within 10 days after the Closing, a customary form of selling stockholder questionnaire.

4.2 Registration Representations and Warranties and Covenants.

(a) Other Registrations. The Company shall not file any other registration statements, other than registration statements on Form S-4 or Form S-8, until the Registration Statement required to be filed pursuant to Sections 4.1 hereunder is declared effective by the SEC, provided that this Section 4.2(a) shall not prohibit the Company from filing amendments to registration statements already filed.

(b) Compliance. The BRP Entities covenant and agree that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Shares pursuant to a Registration Statement. The Company shall comply in all material respects with all applicable rules and regulations of the SEC applicable to the filing of a Registration Statement.

4.3 Registration Procedures.

(a) In connection with the filing by the Company of a Registration Statement covering Registrable Shares, the Company shall furnish to the BRP Entities (i) a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and (ii) such other documents as the BRP Entities may reasonably request, in order to facilitate the public sale or other disposition of Registrable Shares.

(b) The Company shall use commercially reasonable efforts to register or qualify the Registrable Shares covered by a Registration Statement under the securities laws of each state of the United States as the Purchaser shall reasonably request; provided, however, that the Company shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c) If the Company has delivered preliminary or final prospectuses to the BRP Entities and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Company shall promptly notify the BRP Entities and, if requested by the Company, the BRP Entities shall immediately cease making offers or sales of Registrable Shares covered by a Registration Statement and return all prospectuses to the Company. The Company shall promptly provide the BRP Entities with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the BRP Entities shall be free to resume making offers and sales of Registrable Shares under such Registration Statement.

(d) The Company shall be entitled to include in a Registration Statement covering Registrable Shares the shares of Common Stock held by other shareholders of the Company, provided such other shares of Common Stock are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Government Entity, Nasdaq or any applicable listing agency.

(e) The Company shall pay the expenses incurred by it in complying with its registration obligations under this Section 4, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, and fees and expenses of accountants for the Company, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the BRP Entities in connection with sales under any Registration Statement covering Registrable Shares and (ii) the fees and expenses of one counsel retained by the BRP Entities.

(f) The Company shall use commercially reasonable efforts to avoid the issuance of any order suspending the effectiveness of a Registration Statement, or any suspension of the qualifications (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction. The Company shall advise the BRP Entities promptly after it shall receive notice of any stop order or issuance of any order by the SEC delaying or suspending the effectiveness of a Registration Statement covering Registrable Shares or of the initiation of any proceeding for that purpose, and it will promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

4.4 Registration and Underwritten Offering Confidentiality. The BRP Entities agree to treat as confidential (unless otherwise publicly disclosed by the Company or a third party not to the knowledge of BRP Entities in breach of an agreement of confidentiality with the Company) any written notice from the Company regarding the Company’s plans to file a Registration Statement or effect an Underwritten Offering and shall not disclose such information to any other person, or use such information, except as is necessary to exercise its rights under this Agreement.

4.5 Underwritten Offering

(a) In connection with an underwritten offering of any of the Common Stock at any time after January 1, 2013 (“Underwritten Offering”), the Company shall, each such time, promptly give the BRP Entities written notice of such proposed Underwritten Offering as soon as practicable. Upon written request of the BRP Entities given within five (5) Business Days after receipt of any such notice by the Company, the Company shall use its reasonable best efforts to cause to be included in such Underwritten Offering up to such number of the Shares then held by the BRP Entities as shall equal, in the aggregate, the lesser of (x) 20% of the total estimated maximum dollar amount of shares proposed to be sold in such Underwritten Offering by the Company and any other holders of securities of the Company, or (y) such number of Shares as the BRP Entities shall so specify in their written request, subject in either case to Section 4.5(b) below.

(b) If the managing underwriters advise the Company that their reasonable opinion of marketing factors require a limitation in the number of shares to be included by persons other than the Company in an Underwritten Offering under Section 4.5(a), the shares held by the BRP Entities and any other holders of securities of the Company who are entitled, by contract with the Company, to have securities included in such Underwritten Offering may be excluded from such Underwritten Offering on a pro rata basis based on the respective number of shares of Common Stock held by them on the date the Company gives notice as specified above. If the BRP Entities or any other holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among the BRP Entities and other holders in the manner described in the preceding sentence.

(c) In the event a BRP Entity intends to include its Shares in an Underwritten Offering, such right shall be conditioned upon such BRP Entity’s participation in such Underwritten Offering on the terms set forth herein and such BRP Entity shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected by the Company.

(d) All of the Company’s obligations under this Section 4.5 shall terminate on the earlier of (a) December 31, 2018, (b) the date on which all of the Shares have been sold by the BRP Entities, or (c) a merger or consolidation of the Company, provided that the shares received as merger consideration in exchange for the Shares are freely tradable on a national securities exchange.

4.6 Indemnification.

(a) The Company agrees to indemnify and hold harmless each BRP Entity and their Associated Companies, each underwriter, and each other person, if any, who controls such BRP Entities and their Associated Companies or underwriter within the meaning of the Securities Act or Exchange Act from and against any losses, claims, damages or liabilities to which such BRP Entities and their Associated Companies, such underwriter or controlling person may become subject (under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in any registration statement covering the Shares or in any preliminary prospectus or final prospectus contained in such registration statement, or any amendment or supplement to such registration statement, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each BRP Entity and their Associated Companies, underwriter or controlling person for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such registration statement, preliminary prospectus or prospectus, or any amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such BRP Entity and their Associated Companies, underwriter or controlling person specifically for use in the preparation thereof or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to such BRP Entity prior to the pertinent sale or sales by such BRP Entity.

(b) Each BRP Entity, severally and not jointly, agrees to indemnify and hold harmless the Company, each underwriter and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the registration statement and each director of the Company, from and against any losses, claims, damages or liabilities to which the Company or any such underwriter, officer, director or controlling person may become subject (under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in any registration statement covering the Shares or in any preliminary prospectus, final prospectus contained in such registration statement, or any amendment or supplement to such registration statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such BRP Entity specifically for use in preparation of the registration statement, prospectus, amendment or supplement and such BRP Entity will reimburse the Company, or such underwriter, officer, director or controlling person, as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the BRP Entity’s obligation to indemnify the Company shall be limited to the net amount received by such BRP Entity from the sale of the Shares.

(c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 4.6, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 4.6 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any Affiliate or Associated Company or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in this Section 4.6 is unavailable to or insufficient to hold harmless an indemnified party under paragraph (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the BRP Entity on the other hand, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among ether things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or the BRP Entity on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the BRP Entities agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation (even if the BRP Entities were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this paragraph (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this paragraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), a BRP Entity shall not be required to contribute any amount in excess of the amount by which the net amount received by such BRP Entity from the sale of the Shares to which such loss relates exceeds the amount of any damages which such BRP Entity has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The rights and obligation of the Company and the BRP Entities under this Section 4.6 shall survive the termination of this Agreement.

4.7 Lock-Up Agreement and Confidentiality of Notice.

(a) During the period between the date of this Agreement and December 31, 2013, the BRP Entities agree, if requested by the Company and/or the managing underwriters, placement agents or initial purchasers for any offering of capital stock proposed by the Company during such period, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or other equity securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Shares or other equity securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during such period as may be requested by the managing underwriters, placement agents or initial purchasers, as the case may be, for such offering and (ii) to execute any agreement (a “Lock-Up Agreement”) reflecting clause (i) above as may be requested by the Company, the managing underwriters, the placement agents or the initial purchasers, as the case may be, at the time of such offering; provided, that all officers, directors and Affiliates of the Company enter into similar agreements with equivalent terms. The foregoing sentence shall not apply to (a) transfers as a bona fide gift, (b) distributions to Associated Companies, (c) transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, or (e) sales to an underwriter pursuant to an Underwriting Offering; provided that in the case of any transfer or distribution pursuant to clause (a), (b), or (c) above, (y) each donee or distributee shall sign and deliver a Lock-Up Agreement, and (z) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence.

(b) The Company may impose stop-transfer instructions with respect to the Shares or other securities subject to a Lock-Up Agreement in accordance with the terms thereof.

(c) Any BRP Entity receiving any written notice from the Company regarding the Company’s plans to effect and offering shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

5. Rights Agreement.

(a) The Company shall at all times keep in full force and effect the Second Amendment to Rights Agreement, which generally provides that the BRP Entities and Associated Companies may own the number of shares of outstanding Common Stock that does not exceed 33.3% of the Company’s fully-diluted Common Stock outstanding (which assumes the exercise or conversion of all exercisable or convertible securities then outstanding) (the “Maximum Percentage”) without such ownership causing the BRP Entities and Associated Companies to be deemed “Acquiring Persons” for purposes of the Rights Agreement, which Maximum Percentage, as further provided in the Second Amendment to Rights Agreement, may be comprised of a combination of (i) Existing Shares, (ii) New Shares, and (iii) up to 2,400,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other similar change to the Common Stock) that may be purchased from time to time in the sole discretion of the BRP Entities and their Associated Companies in open market purchases and/or privately negotiated acquisitions. The Second Amendment to Rights Agreement also provides that the BRP Entities’ and Associated Companies’ ownership of fully-diluted Common Stock outstanding in excess of the Maximum Percentage shall not result in the BRP Entities and/or Associated Companies being deemed an “Acquiring Person” for purposes of the Rights Agreement if as a result of an acquisition of Common Stock by the Company, or the exercise or cancellation of outstanding securities that are exercisable, convertible or exchangeable for shares of Common Stock (including but not limited to outstanding options and warrants to purchase Common Stock), which, by reducing the number of shares of fully-diluted Common Stock outstanding, increases the proportionate number of shares owned by the BRP Entities’ and Associated Companies’ to more than the Maximum Percentage. For the sake of clarity, the Company will use reasonable best efforts to ensure that the BRP Entities and/or Associated Companies compliance with this Section 5 does not trigger the provisions of any shareholder rights plan or similar plan or arrangement, the Second Amendment to the Rights Agreement, or the Rights Agreement, as may be further amended, and will take all further action as may be reasonably required to accomplish the intent of this Section 5.

(b) Quarterly and upon a BRP Entity’s written request, the Company shall provide (within five (5) Business Days of any request) a statement as to the number of current outstanding shares of Common Stock and the Company’s good faith estimate of the BRP Entities’ current ownership percentage (which shall be based upon publicly available information and/or information furnished by the BRP Entities to the Company in writing).

(c) The Company will not enter into any shareholder rights plans or similar plan or arrangement, or further amendment to the Rights Agreement, that would allow a claim to be made or enforced by the Company that any BRP Entity or any Associated Company is an “Acquiring Person” for purposes of the Rights Agreement or otherwise deemed to trigger the provisions of any such plan provided that the BRP Entities and Associated Companies are in compliance with this Section 5.

6. Covenants and Additional Agreements.

(a) Obligations. The Company and each BRP Entity shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(b) Consents and Approvals. The Company and each BRP Entity shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings and any filings under the rules and regulations of the SEC) required under any law applicable to it or its Subsidiary or Associated Companies, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by it, in each case in connection with this Agreement, the sale and transfer of the New Shares pursuant hereto and the consummation of the other transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, the Company and each BRP Entity shall agree to use reasonable best efforts to make a Premerger Notification Filing under the HSR Act on or before August 3, 2012 and the Company and BRP Entities shall request early termination of the applicable waiting period.

(c) Each of the Company and the BRP Entities shall use its reasonable best efforts to:

(i) as promptly as practicable, obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the BRP Entities in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) the HSR Act and any related governmental request thereunder, and (B) any other applicable law; and

(iii) cause each of their respective subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and, at the sole option of the Purchaser, to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(d) Further Actions. The Company and each BRP Entity shall coordinate and cooperate with the other parties in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other parties in connection with the filings and other actions contemplated by this Agreement. The Company and each BRP Entity will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(e) SEC Filings; Financial Statements. The Company shall use commercially reasonable efforts to (i) timely file any reports, schedules, forms, statements and documents required to be filed by it with the SEC under the Securities Act and the Exchange Act (“Future SEC Filings”) and use commercially reasonable efforts to (A) comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) ensure that any Future SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) ensure that the financial statements of the Company included in the Future SEC Filings shall comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing; and (iii) ensure that the financial statements in its Future SEC Filings shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(f) Compliance with Applicable Law. Each of the Company and its Subsidiary shall (i) use commercially reasonable efforts to comply in all material respects with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to its respective business; and (ii) maintain all Permits that are required in order to permit it to carry on its business as it is presently conducted, except such Permits for which the failure so to maintain shall not have a Material Adverse Effect. The Company will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002. The Company will not knowingly take action that would cause the Company to become subject to the Investment Company Act unless the Company so registers or has, or obtains, an exemption from registration.

(g) Board Attendance Rights. The BRP Entities hereby agree and acknowledge that, as of the Effective Date, the BRP Entities shall have no further board attendance rights under Section 6(h) of the Original Securities Purchase Agreement.

(h) Listing of Common Stock. The Company shall take no action designed to, or which to the Knowledge of the Company is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock, including the New Shares, on Nasdaq. The Company further agrees, if the Company applies to have the Common Stock traded on any other trading market, it will include in such application all of the New Shares, and will take such other action as is necessary to cause all of the New Shares to be listed on such other trading market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock, including the New Shares, on Nasdaq and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of Nasdaq.

(i) Agreement to Vote. From and after the Closing Date and until the fifth anniversary of the Closing Date, at any meeting of the stockholders of the Company (each, a “Stockholder Meeting”), each of the BRP Entities and Associated Companies holding Voting Shares (as defined below) shall:

(i) appear at each such Stockholder Meeting and at every adjournment or postponement thereof or otherwise cause all of its Existing Shares, New Shares and any other shares of Common Stock acquired after the Closing Date (the “Post Closing Shares”) entitled to vote at such Stockholder Meeting then Beneficially Owned and of record as of the applicable record date by such Stockholder (the “Voting Shares”) to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, its Voting Shares as recommended by the Company’s Board of Directors, as such recommendation is set forth in the definitive proxy statement mailed by the Company to its stockholders for such Stockholder Meeting, provided, however, that notwithstanding the foregoing, with respect to any proposal to (x) amend the Company’s Charter or (y) approve any Extraordinary Transaction (as defined below), each of the Stockholders instead shall vote (or cause to be voted), in person or by proxy, any Voting Shares, to the extent they are Existing Shares or Post Closing Shares, shall be voted in proportion to the manner in which all of the stockholders of the Company, other than the BRP Entities, vote their shares in respect of such proposal(s), regardless of the recommendation of the Company’s Board of Directors.

(iii) For purposes of this Section 6(i) only:

(A) The term “Associated Company” shall disregard the final sentence of the definition of such term contained in Section 9 hereof such that the voting restrictions and related covenants contained in this Section 6(i) shall apply to any Voting Shares now or hereafter held by The Purdue Frederick Company as if such company were an “Associated Company”.

(B) The term “Extraordinary Transaction” shall mean any transaction where the Company (1) must seek the vote of its stockholders under the Delaware General Corporation Law or (2) seeks approval or authorization of its stockholders solely under any rule of Nasdaq or any other then applicable stock exchange on which the Common Stock is listed.

(C) In the event that the BRP Entities sell Voting Shares pursuant to the terms of this Agreement following the Effective Date, solely for purposes of the voting covenants contained in clause (ii) of this Section 6(i), the number of (1) Existing Shares and (2) New Shares held by the BRP Entities and Associated Companies shall be reduced proportionately as a result of any such sale such that 50% of the Voting Shares sold shall be deemed to have been Existing Shares and 50% of the Voting shares sold shall be deemed to have been New Shares.

7. Conditions Precedent to Closing.

7.1 Each Party’s Obligations. The obligations of the Company and the Purchaser to consummate the transaction contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of the following condition:

(a) HSR, and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby to be consummated at the Closing shall have expired or been terminated and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby to be consummated at the Closing, shall have been obtained or filed or shall have occurred.

(b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement to be consummated at the Closing shall be in effect.

7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transaction contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to or on the Closing Date of the following condition:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Officer’s Certificate. At Closing, the Purchaser shall deliver to the Company a certificate signed by an authorized officer of the Purchaser certifying to the effect set forth in Sections 7.1(a) and 7.2(a);

(c) Payment of Purchase Price. At Closing, the Purchaser shall pay to the Company the Purchase Price for the New Shares being purchased by: (i) conversion and cancellation of an amount equal to $51,040,191.21 (representing $50,000,000 in principal and $1,040,192.21 in interest due and owing to Purchaser by the Company pursuant to the Line of Credit Notes as of the Effective Date), and (ii) by wire transfer of immediately available funds, or by other method acceptable to the Company, of $27,500,000.

(d) Conversion of Line of Credit Notes. At Closing, Purchaser shall surrender the Line of Credit Notes to the Company for cancellation and conversion in exchange for the issuance to the Purchaser of the New Shares. Purchaser and the Company hereby agree and acknowledge that, upon the issuance of the New Shares to Purchaser and the occurrence of the Closing, subject to Section 8.2(c) below (i) the Line of Credit Notes shall be deemed to be cancelled and converted into the New Shares without any further action by Purchaser or the Company (other than the issuance and delivery to the Purchaser of the New Shares), and the Line of Credit Notes shall thereafter have no further force or effect, (ii) the Line of Credit Agreement shall be deemed to be terminated in its entirety and shall have no further force or effect, and (iii) the Company shall have no further obligations of any kind whatsoever to Purchaser and Purchaser shall have no further obligations of any kind whatsoever to the Company (including, without limitation, the obligation to make Line of Credit Loans (as defined in the Line of Credit Agreement)), in each case, with respect to the Line of Credit Notes or the Line of Credit Agreement; provided that, notwithstanding the foregoing, the obligations of the Company under Sections 9.3 of the Line of Credit Agreement shall survive termination.

7.3 Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transaction contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to or on the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the time of the Closing as though made at and as of such time, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), or (ii) as set forth in an amended Disclosure Schedule delivered by the Company to the Purchaser.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects (other than such covenants and obligations which are already qualified by a materiality standard in which case such covenant and agreement shall be performed or complied with exactly as stated) with all obligations and covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing.

(c) Officer’s Certificate. At Closing, the Company shall deliver to the Purchaser a certificate signed by the chief executive officer and chief financial officer of the Company certifying to the effect set forth in Sections 7.1(a), 7.1(b), 7.3(a) and 7.3(b).

(d) Disclosure Schedule. The Company shall deliver to the Purchaser the Disclosure Schedule updated as of the Closing Date.

(e) Legal Opinion. Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Company, shall deliver to the Purchaser an opinion, dated the Closing Date, in the form attached hereto as Exhibit A.

(f) Stock Certificates. The Company shall deliver to the Purchaser a certificate for the number of New Shares registered in the name of the Purchaser.

8. Termination.

8.1 Termination. This Agreement may be terminated with respect to the respective obligations of the Company and the Purchaser to sell and purchase the New Shares and to deliver the other deliverables contemplated to be delivered at the Closing at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Company; or

(b) by the Purchaser or the Company if (i) there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby to be consummated at the Closing illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby to be consummated at the Closing and such judgment, order, decree or ruling shall have become final and non-appealable; or (ii) if the Closing shall not have occurred prior to September 30, 2012; or (iii) if any of the conditions set forth in Section 7 shall become impossible to fulfill and shall not have been waived in accordance with the terms of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 8.1,

(a) the respective obligations of the Company and the Purchaser to sell and purchase the New Shares and to deliver the other deliverables contemplated to be delivered at the Closing shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser or the Company (except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement applicable to the Closing);

(b) the remaining provisions of this Agreement shall survive such termination and remain in full force and effect;

(c) (i) the definition of the term “Line of Credit Maturity Date” as set forth in the Line of Credit Agreement shall, without any action on the part of the Company and the Purchaser, automatically be amended and restated in its entirety to read as follows: “Line of Credit Maturity Date” means December 31, 2015, and (ii) Section 2.3(c) of the Line of Credit Agreement shall be terminated in its entirety. For the avoidance of doubt, interest on the principal amount outstanding under the Line of Credit Agreement shall continue to accrue from and after the Effective Date and, in the event that this Agreement is terminated for any reason prior to the issuance of the New Shares, such accrued interest, together with the principal amount of all outstanding Line of Credit Notes, shall be payable in accordance with the terms and provisions of the Line of Credit Agreement as though this Agreement had not been entered into by the parties hereto. Nothing contained herein shall be deemed to waive, limit, prejudice or otherwise adversely affect any of the rights, powers, remedies or privileges of the Purchaser under the Line of Credit Agreement or the Line of Credit Notes, and the Purchaser expressly reserves all of its rights to enforce any or all of its rights and remedies under the Line of Credit Agreement and the Line of Credit Notes. Notwithstanding the foregoing, acting in accordance with Section 9.10 of the Line of Credit Agreement, the Purchaser: (x) hereby waives as of the Effective Date any rights it may have under Section 2.3(c) as a result of the termination of the Global Strategic Alliance Agreement (as defined in the Line of Credit Agreement) and the execution by the Company of the MICL Termination Agreement, and (y) agrees and acknowledges that the matters and circumstances leading up to the execution of the Termination Agreements shall not give rise to, or constitute, an “Event of Default” for purposes of Section 7.3 of the Line of Credit Agreement;

(d) the royalty rates set forth in Section 4.1(a) of the MICL Termination Agreement shall be amended as set forth in Section 4.1(a) of the MICL Termination Agreement; and

(e) the royalty rates set forth in Section 4.1(a) of the Purdue Termination Agreement shall be amended as set forth in Section 4.1(a) of the Purdue Termination Agreement.

9. Interpretation; Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

“Agreement” means this Agreement, together with all appendices, exhibits and schedules attached hereto and the Disclosure Schedule, as the same may be amended or supplemented from time to time, by written agreement of the Company and the BRP Entities.

“Associated Company” means, as to any BRP Entity, any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls the BRP Entity, (ii) is controlled by the BRP Entity or (iii) is under common control with the BRP Entity. The terms “control” and “controlled” mean ownership of 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof. “Associated Company” shall not include The Purdue Frederick Company Inc., a New York corporation.

“Beacon” is defined in the recitals to this Agreement.

“Beneficial Ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“BRP Entity” is defined in the recitals.

“Business Day” means any day on which banking institutions are open in the City of Boston.

“Closing” is defined in Section 1.

“Closing Date” is defined in Section 1.

“Common Stock” is defined in the recitals to this Agreement.

“Company” means the Company’s Common Stock, $0.001 par value per share.

“Company Bylaws” is defined in Section 2(a).

“Company Charter” is defined in Section 2(a).

“Company Intellectual Property” is defined in Section 2(m).

“Company SEC Documents” is defined in Section 2(f).

“Contract” is defined in Section 2(c)(i).

“Disclosure Schedule” is defined in Section 2.

“Environmental Law” is defined in Section 2(k).

“Environmental Permits” is defined in Section 2(k).

“Evaluation Date” is defined in Section 2(q).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“Existing Shares” means the (i) 3,000,000 shares of Common Stock Beneficially Owned by Beacon as of the Effective Date and (ii) 3,000,000 shares of Common Stock Beneficially Owned by Rosebay as of the Effective Date, issued pursuant to the Original Securities Purchase Agreement.

“Extraordinary Transaction” is defined in Section 6(i)(iii)(B).

“Future SEC Filings” is defined in Section 6(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” is defined in Section 2(c)(ii).

“Hazardous Substance” is defined in Section 2(k).

“Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property” means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, rights of privacy and publicity, moral rights, and any other similar intellectual property rights.

“Intellectual Property License” means any written license, permit, authorization, approval, Contract or consent granted, issued by or with any Person relating to the use by Company or its Subsidiary of Intellectual Property.

“Knowledge of the Company,” “Knowledge of the Company or its Subsidiary” or any like expression means the actual knowledge of the executive officers and vice presidents of the Company and/or Subsidiary and the knowledge that would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to the Company and/or Subsidiary.

“Lien” is defined in Section 2(c)(i).

“Line of Credit Agreement” means the Line of Credit Agreement dated November 19, 2008 by and between the Company and Purchaser.

“Line of Credit Notes” has the meaning set forth in the Line of Credit Agreement.

“Material Adverse Effect” on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the results of business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole),

(b) the ability of such entity (or group of entities) to consummate the transactions and perform in any material respect on a timely basis its obligations contemplated under this Agreement, or (c) the legality, validity or enforceability of this Agreement.

“Material Contract” is defined in Section 2(j)(i).

“Maximum Percentage” is defined in Section 5(a).

“MICL Termination Agreement” means that certain Termination and Revised Relationship Agreement entered into as of the Effective Date by and between the Company and Mundipharma International Corporation Limited, a Bermuda corporation.

“Nasdaq” means the NASDAQ Stock Market.

“New Shares” is defined in Section 1.

“Original Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated November 19, 2008, between the Company, the Purchaser and Purdue.

“Permit” all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity.

“Permitted Liens” means (a) those Liens (A) securing debt set forth on Schedule 9, (B) for Taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) that constitute mechanics’, carriers’, workmen’s or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (D) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and social security, retirement and other legislation, (E) easements, covenants, declarations, rights or way, encumbrances, or similar restrictions in connection with real property owned by the Company or its Subsidiary that do not materially impair the use of such real property by the Company and its Subsidiary, and in the case of Liens described in clauses (B), (C), (D) or (E) that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole; and (b) with respect to Company Intellectual Property, (A) the joint ownership of any Company Intellectual Property by Company or its Subsidiary, on the one hand, and any other Person(s) (each such Person, a “Co-Owner”), on the other hand, set forth on Schedule 9, (B) licenses under the Company Intellectual Property granted by Company, its Subsidiary, any Co-Owner or any licensee of the foregoing set forth on Schedule 9 or (C) rights to use Company Intellectual Property granted by the Company or its Subsidiary under reasonable and customary service agreements, clinical trial agreements, consulting agreements, material transfer agreements and confidentiality agreements entered into in the ordinary course of business.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

“Post Closing Shares” is defined in Section 6(i)(i).

“Purchase Price” is defined in Section 1.

“Purchaser” is defined in the recitals to this Agreement.

“Purdue” means Purdue Pharmaceutical Products L.P., a Delaware limited partnership.

“Purdue Termination Agreement” means that Termination and Revised Relationship Agreement entered into as of the Effective Date by and between the Company and Purdue.

“Registration Statement” means the registration statements on Form S-3 (or any successor form related to secondary offerings) required to be filed hereunder and any additional registration statements contemplated by Section 4, including (in each case) the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Registrable Shares” is defined in Section 4.1.

“Representative” shall mean any director, officer or employee of a BRP Entity or an Associated Company.

“Rights Agreement” means the Rights Agreement between Discovery Partners International, Inc. (“DPI”), and American Stock Transfer & Trust Company (“Rights Agent”) dated February 13, 2003, as amended by the First Amendment to Rights Agreement between DPI and Rights Agent dated April 10, 2006 and the Second Amendment to Rights Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Amendment to Rights Agreement” means that Second Amendment to the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated November 19, 2008.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means all shares of Common Stock currently held or acquired in the future by any BRP Entity or an Associated Company, including the New Shares and Existing Shares.

“Subsidiary” means Infinity Discovery, Inc., a wholly-owned subsidiary of the Company.

“Termination Agreements” shall mean collectively the MICL Termination Agreement and the Purdue Termination Agreement.

“Underwritten Offering” is defined in 4.5(a).

(b) The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws or regulations herein will be construed as referring to such laws and regulations as from time to time enacted, repealed or amended, (C) any reference herein to any Person will be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion, and (F) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules of this Agreement.

10. Miscellaneous

10.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

10.2 Specific Enforcement. The BRP Entities, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof, including, without limitation, Sections 4.1, 6(b) and 6(i), in the United States District Court for the Southern District

of New York, Manhattan Courthouse, this being in addition to any other remedy to which they may be entitled at law or equity.

10.3 Entire Agreement. This Agreement, the Original Securities Purchase Agreement and the Termination Agreements contain the entire understanding of the parties and their Associated Companies with respect to the transactions contemplated hereby.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be considered to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if the parties have not executed the same counterpart. Signatures provided by facsimile or electronic transmission will be deemed to be original signatures.

10.5 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and addressed to the Company or the BRP Entity, as the case may be, at their respective addresses set forth below:

If to the Company:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: Adelene Q. Perkins, President

Telephone (617) 453-1000

Facsimile: (617) 453-1001

With copies to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: Gerald E. Quirk, Esq., General Counsel

Telephone (617) 453-1000

Facsimile: (617) 453-1001

and to

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 01209

Attn: Steven D. Singer, Esq.

Telephone (617) 526-6000

Facsimile: (617) 526-5000

If to Purchaser:

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431

USA

Attn: John Stewart

Telephone: (203) 588-7500

Facsimile: (203) 588-6211

If to Beacon:

Beacon Company

c/o Jonathan G. White, Esq.

Ogier House

The Esplanade

St. Helier, Jersey JE4 9WG

Channel Islands

Telephone: (011-44-1534) 504-000

Facsimile: (011-44-1534) 887-379

If to Rosebay:

Rosebay Medical Company L.P.

c/o North Bay Associates

14000 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

Attn: Stephen A. Ives

Telephone: (405) 936-6240

Facsimile: (405) 936-6241

With copies to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Stuart D. Baker

Telephone (212) 408-5435

Facsimile: (212) 489-7130

All notices and other communications required or permitted under this Agreement shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one Business Day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second Business Day following the day such notice or communications was delivered to such delivery service, and (c) in the case of notices and communications sent by United States mail, three days after such notice or communication shall have been deposited in the United States mail. Any notice delivered to a party hereunder shall be sent simultaneously, by the same means, to such party’s counsel as set forth above.

10.6 Amendments. This Agreement may be amended as to the BRP Entities and their successors and assigns (determined as provided in Section 10.7), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the

Company shall obtain the written consent of the BRP Entities, provided that the Company shall not require the consent of either Beacon or Rosebay with respect to any revisions to Sections 1 through 3 of this Agreement. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

10.7 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement, and the rights and obligations of the BRP Entities hereunder, may be assigned by a BRP Entity to (a) any person or entity to which Shares are transferred by the BRP Entity, or (b) to any Associated Company of the BRP Entities, and, in each case, such transferee shall be deemed a “BRP Entity” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

10.8 Expenses and Remedies. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

10.9 Transfer of Securities. The Purchaser understands and agrees that the New Shares have not been registered under the Securities Act or the securities laws of any state and that they may only be sold or otherwise disposed of in compliance with state and federal securities laws and as set forth herein. The Purchaser understands and agrees that each certificate representing the New Shares (other than New Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.”

and the Purchaser agrees to transfer the New Shares only in accordance with the provisions of such legend and as set forth herein. The foregoing legend shall be removed from any New Shares or from the certificates representing such New Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to an effective Registration Statement or Rule 144. Notwithstanding the foregoing and subject to compliance with any applicable securities laws, the Purchaser may sell, transfer, assign, pledge or otherwise dispose of the New Shares, in whole or in part, to any of their Associated Companies or the Company. Subject to compliance with any applicable securities laws and the conditions set forth in this Section 10.9, if a Purchaser wishes to transfer New Shares, at Purchaser’s request, and subject to the delivery by Purchaser of such documentation as may be reasonably requested by the Company or its counsel, the Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent if required by the Company’s transfer agent to effect a transfer of any of the New Shares.

10.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice of law and conflicts of law principles.

10.11 Publicity. The Company and the BRP Entities will consult and cooperate with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

10.12 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

10.13 Consent to Jurisdiction. The Company and the BRP Entities irrevocably submit to the personal exclusive jurisdiction of the United States District Court for the Southern District of New York, Manhattan Courthouse for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). The Company and the BRP Entities further agree that service of any process, summons, notice or document hand delivered or sent by registered mail to such party’s respective address set forth in Section 10.5 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Company and the BRP Entities irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District court for the Southern District of New York, Manhattan Courthouse, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Adelene Q. Perkins
President and Chief Executive Officer

PURDUE PHARMA L.P.

By:	Purdue Pharma Inc., its general partner

By:	/s/ Stuart D. Baker
Stuart D. Baker
Executive Vice President, Counsel to the Board

And solely with respect to Sections 4 through 10 in consideration of the obligations of the Company in favor of such following BRP Entities set forth herein and in the Purdue Termination Agreement and the MICL Termination Agreement:

BEACON COMPANY

By:	/s/ Anthony M. Roncalli
Anthony M. Roncalli
Assistant Secretary

ROSEBAY MEDICAL COMPANY L.P.

By:	Rosebay Medical Company, Inc., its general partner

By:	/s/ Anthony M. Roncalli
Anthony M. Roncalli Vice President

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

FORM OF LEGAL OPINION

                           , 2012

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431

Re:	Infinity Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is being furnished pursuant to Section 7.3(e) of the Securities Purchase Agreement, dated as of July 17, 2012 (the “Agreement”), by and among Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Purdue Pharma L.P. (the “Purchaser”) and, solely with respect to Sections 4 through 10 of the Agreement, Beacon Company and Rosebay Medical Company L.P. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

We have acted as counsel to the Company in connection with the preparation, execution and delivery of the Agreement. As such counsel, we have examined and are familiar with and have relied upon the following documents:

(a)	the Restated Certificate of Incorporation, as in effect on the date hereof (the “Charter”), and the Amended and Restated Bylaws, as in effect on the date hereof (the “By-laws”), of the Company;

(b)	a Certificate of the Secretary of State of the State of Delaware, dated , 2012, attesting to the continued legal existence and corporate good standing of the Company in Delaware (the “Company Domestic Certificate”);

(c)	a Certificate of the Secretary of State of the Commonwealth of Massachusetts, dated , 2012, attesting to the good standing and due qualification of the Company to transact business in Massachusetts (the “Company Foreign Qualification Certificate”);

(d)	a Certificate of the Secretary of State of the State of Delaware, dated , 2012, attesting to the continued legal existence and corporate good standing of Infinity Discovery, Inc. (the “Subsidiary”) in Delaware (the “Subsidiary Domestic Certificate”);

(e)	a Certificate of the Secretary of State of the Commonwealth of Massachusetts, dated , 2012, attesting to the good standing and due qualification

Purdue Pharma L.P.

                           , 2012

of the Subsidiary to transact business in Massachusetts (the “Subsidiary Foreign Qualification Certificate”);

(f)	the Agreement; and

(g)	a Secretary’s Certificate from the Company, dated as of the date hereof, attesting to the Company’s Charter and By-laws, certain resolutions adopted by the Board of Directors of the Company, and the incumbency of certain officers of the Company.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Company and upon the representations and warranties made by the Purchaser and the Company in the Agreement. We have not attempted to verify independently such facts. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

For purposes of this opinion, we have assumed that the Agreement has been duly authorized, executed and delivered by all parties thereto other than the Company, and that all such other parties have all requisite power and authority to effect the transactions contemplated by the Agreement. We have also assumed that the Agreement is the valid and binding obligation of each party thereto other than the Company and is enforceable against such other parties in accordance with its terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of any party to the Agreement other than the Company.

For purposes of this opinion, we have assumed that the Board of Directors of the Company has complied with its fiduciary duties in connection with the transactions contemplated by the Agreement.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon

Purdue Pharma L.P.

                           , 2012

any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We are expressing no opinion herein as to the enforceability of Section 4.6 of the Agreement. We are expressing no opinion herein with respect to compliance by the Company with state securities or “blue sky” laws, or with any state or federal securities antifraud laws.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Agreement on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to non-competition and non-solicitation or relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Agreement may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction.

Our opinions expressed in paragraph 1 below, insofar as they relate to the valid existence, due qualification and good standing of the Company, are based solely on the Company Domestic Certificate and the Company Foreign Qualification Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates. Our opinions expressed in paragraph 1 below, insofar as they relate to the valid existence, due qualification and good standing of the Subsidiary, are based solely on the Subsidiary Domestic Certificate and the Subsidiary Foreign Qualification Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates. We express no opinion as to the tax good standing of the Company or the Subsidiary in any jurisdiction.

For purposes of our opinions in paragraphs 5 and 6 below, we have relied upon representations made by the Purchaser in Section 3 of the Agreement, and have assumed (without any independent investigation) the accuracy of such representations. For purposes of our opinions in paragraphs 5 and 6 below, we have also assumed that in connection with the offer and sale of securities to the Purchaser, neither the Company nor any person acting on its behalf has engaged in any form of “general solicitation or general advertising” within the meaning contemplated by Rule 502 (c) of Regulation D.

We are opining herein solely as to the state laws of the State of New York, the statutes codified as 8 Del. C. §§101-398 and known as the General Corporation Law of the State of Delaware (the “DGCL Statute”) and the federal laws of the United States of America. To the

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extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of New York, and we express no opinion as to whether such assumption is reasonable or correct.

For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Agreement will be identical to the facts and law governing its performance on the date of this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is, to our knowledge, currently conducted, to enter into and perform its obligations under the Agreement, and to carry out the transactions contemplated by the Agreement. The Company is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts. The Subsidiary is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is, to our knowledge, currently conducted. The Subsidiary is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts.

2.	The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.001 par value per share.

3.	The New Shares have been duly authorized by all necessary corporate action on the part of the Company, and the New Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Agreement, will be duly and validly issued, fully paid and non-assessable.

4.	The execution and delivery by the Company of the Agreement, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company, and the Agreement has been duly executed and delivered by the Company. The Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.

The execution and delivery by the Company of the Agreement, and the consummation by the Company of the transactions contemplated thereby, do not and will not (a) violate the provisions of any U.S. federal or New York state law, rule or regulation to which the Company is subject or which is applicable to the

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Company; (b) violate the provisions of the Company’s Charter or By-laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Company of which we are aware; or (d) with or without notice and/or the passage of time, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any agreement to which the Company is a party and which is listed on Schedule A hereto.

6.	Based in part on the representations of each of the Purchaser in Section 3 of the Agreement, the offer, issuance and sale of the New Shares pursuant to the Agreement are exempt from registration under the Securities Act of 1933, as amended.

7.	The issuance of the New Shares will not be subject to any preemptive or similar statutory rights under the DGCL Statute, the Company’s Charter or By-Laws, or similar contractual rights granted by the Company (except for such contractual rights as have been waived) pursuant to any contract or agreement to which the Company is a party and which is listed on Schedule A hereto.

8.	Assuming the accuracy of the representations of the Purchaser in Section 3 of the Agreement, no approval or consent of, or registration or filing with, any U.S. federal or New York state governmental authority is required to be obtained or made by the Company under applicable law in connection with the execution, delivery and performance of the Agreement, except (a) such as have been obtained for any state “blue sky filings,” (b) a Form D to be filed pursuant to the Securities Act, or (c) any other such filings that may be required by the terms of the Agreement or required or permitted to be made after the date hereof under applicable federal and state securities laws or as required by the rules and regulations of the NASDAQ Global Select Market.

9.	The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion is provided to the Purchaser as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

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                           , 2012

This opinion is rendered only to the Purchaser, and solely with respect to Sections 4 through 10 of the Agreement, to Beacon Company and Rosebay Medical Company L.P., and is solely for the benefit of the Purchaser in connection with the transactions contemplated by the Agreement. This opinion may not be relied upon by the Purchaser, Beacon Company or Rosebay Medical Company L.P. for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:
Joshua D. Fox, a Partner

Schedule A

Agreements

Rights Agreement between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company dated February 13, 2003

First Amendment to Rights Agreement between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company dated April 11, 2006

Second Amendment to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, LLC dated November 19, 2008

Development and License Agreement, dated as of July 7, 2010, by and between Infinity Pharmaceuticals, Inc. and Intellikine, Inc.

Collaboration Agreement by and between MedImmune, Inc. and Infinity Discovery, Inc. dated as of August 25, 2006

Lease Agreement dated July 2, 2002 between Infinity Discovery, Inc. and ARE-770/784/790 Memorial Drive LLC, as amended by First Amendment to Lease dated March 25, 2003, Second Amendment to Lease dated April 30, 2003, Third Amendment to Lease dated October 30, 2003 and Fourth Amendment to Lease dated December 15, 2003

Fifth Amendment to Lease dated July 8, 2011 between Infinity Pharmaceuticals, Inc. and ARE-770/784/790 Memorial Drive LLC

Sublease dated August 24, 2004 between Infinity Discovery, Inc. and Hydra Biosciences, Inc., together with Consent to Sublease dated September 16, 2004 by ARE-770/784/790 Memorial Drive LLC, Infinity Discovery, Inc. and Hydra Biosciences, Inc., as amended by First Amendment to Sublease dated October 17, 2005, together with Consent to Amendment to Sublease dated as of October 31, 2005 by ARE-770/784/790 Memorial Drive LLC and Second Amendment to Sublease dated as of January 9, 2006, together with Consent to Amendment to Sublease dated as of January 26, 2006 by ARE-770/784/790 Memorial Drive LLC, Infinity Discovery, Inc. and Hydra Biosciences, Inc.

Third Amendment to Sublease dated April 17, 2009 between Infinity Discovery, Inc. and Hydra Biosciences, Inc., together with Consent to Third Amendment to Sublease dated May 5, 2009 by ARE-770/784/790 Memorial Drive LLC, Infinity Discover, Inc. and Hydra Biosciences, Inc.

Offer Letter between Infinity Discovery, Inc. and Julian Adams dated as of August 19, 2003

Amendment to Offer Letter between Infinity Discovery, Inc. and Julian Adams dated as of October 25, 2007

Offer Letter between Infinity Discovery, Inc. and Adelene Perkins dated as of February 6, 2002

Amendment to Offer Letter between Infinity Discovery, Inc. and Adelene Perkins dated as of October 25, 2007

Pre-Merger Stock Incentive Plan

Incentive Stock Agreements entered into with each of the officers identified on the schedule attached to Exhibit 10.25 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Nonstatutory Stock Option Agreements entered into with each of the officers identified on the schedule attached to Exhibit 10.27 to the Company’s Current Report on Form 8-K filed on September 18, 2006

2000 Stock Incentive Plan, as amended by Amendment No. 1 to 2000 Stock Incentive Plan; Amendment No. 2 to 2000 Stock Incentive Plan; Amendment No. 3 to 2000 Stock Incentive Plan; Amendment No. 4 to 2000 Stock Incentive Plan; and Amendment No. 5 to 2000 Stock Incentive Plan

2010 Stock Incentive Plan

Amendment No. 1 to 2010 Stock Incentive Plan

Amendment No. 2 to 2010 Stock Incentive Plan